Exhibit 2
                                 January 7, 1997


Voyageur Fund Managers, Inc.
90 South Seventh Street, Suite 4400
Minneapolis, Minnesota  55402

     Re:  VOYAGEUR UNIT INVESTMENT TRUST, SERIES 7

Ladies/Gentlemen:

     We have served as special counsel for Voyageur Fund Managers, Inc., as Sponsor and Depositor (the "DEPOSITOR") of Voyageur Unit Investment Trust, Series 7 (the "FUND"), in connection with the preparation, execution and delivery of a Trust Agreement dated January 7, 1997 and a Standard Terms and Condition of Trust dated January 3, 1996 (collectively, the Indenture) each of which are between Voyageur Fund Managers, Inc., as Depositor, and Investors Fiduciary Trust Company, as Trustee, pursuant to which the Depositor has delivered to and deposited the securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued in the name of the Depositor documents representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing,  we are of the opinion that:

          1. The execution and delivery of the Indenture and the execution and issuance of certificates evidencing the units of the Fund have been duly authorized; and

          2. The certificates evidencing the units of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-16217) relating to the units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

Respectfully submitted,

CHAPMAN AND CUTLER

MJK/cjw

                                 January 7, 1997

Investors Fiduciary Trust Company
127 West 10th Street
Kansas City, Missouri 64105

Voyageur Fund Managers, Inc.
90 South Seventh Street, Suite 4400
Minneapolis, Minnesota  55402

Re:  VOYAGEUR UNIT INVESTMENT TRUST, SERIES 7


Ladies/Gentlemen:

     We have acted as special counsel for Voyageur Fund Managers, Inc., Depositor of Voyageur Unit Investment Trust, Series 7 (the "FUND"), in connection with the issuance of units of fractional undivided interest in the Fund, under a Trust Agreement dated January 7, 1997 and a Standard Terms and Conditions of Trust dated January 3, 1996 (collectively, the "INDENTURE") each of which are between Voyageur Fund Managers, Inc., as Depositor, and Investors Fiduciary Trust Company, as Trustee.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

          i. Each Trust is not an association taxable as a corporation for Federal income tax purposes; each Unit holder will be treated as the owner of a pro rata portion of each of the assets of a Trust under the Internal Revenue Code of 1986 (the "CODE") in the proportion that the number of Units held by him bears to the total number of Units outstanding; the income of such Trusts will be treated as income of the Unit holders thereof in the proportion described; and an item of Trust income will have the same character in the hands of a Unit holder as it would have in the hands of the Trustee. Each Unit holder will be considered to have received his pro rata share of income derived from each Trust asset when such income is received by a Trust.

          ii. Each Unit holder will recognize gain or loss (subject to various nonrecognition provisions under the Code) when each respective Trust disposes of an Equity Security (whether by sale, exchange, liquidation, redemption, or otherwise) or upon the sale or redemption of Units by such Unit holder. The price a Unit holder pays for his Units is allocated among his pro rata portion of each Equity Security held by such Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases his Units) in order to determine his tax basis for his pro rata portion of each Equity Security held by such Trust. For Federal income tax purposes, a Unit holder's pro rata portion of distributions of cash or property by a corporation with respect to an Equity Security ("dividends" as defined by Section 316 of the Code) are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends paid on such Equity Security which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Equity Security and to the extent that such dividends exceed a Unit holder's tax basis in such Equity Security shall be treated as gain from the sale or exchange of property.

          iii. A Unit holder's portion of gain, if any, upon the sale or redemption of Units or the disposition of Equity Securities held by a Trust will generally be considered a capital gain except in the case of a dealer or a financial institution and will be generally long-term if the Unit holder has held his Units for more than one year. A Unit holder's portion of loss, if any, upon the sale or redemption of Units or the disposition of Equity Securities held by a Trust will generally be considered a capital loss (except in the case of a dealer or a financial institution) and will be generally long-term if the Unit holder has held his Units for more than one year. Unit holders should consult their tax advisers regarding the recognition of gains and losses for Federal income tax purposes. In particular, Rollover Unit holders should be aware that a Rollover Unit holder's loss, if any, incurred in connection with the exchange of Units for Units in the next new series of the Voyageur Equity Trusts (the "1998 TRUSTS"), if offered, will generally be disallowed with respect to the disposition of any Equity Securities pursuant to such exchange to the extent that such Unit holder is considered the owner of substantially identical securities under the wash sale provisions of the Code taking into account such Unit holder's deemed ownership of securities underlying the Units in the 1998 Trusts in the manner described above, if such substantially identical securities were acquired within a period beginning 30 days before and ending 30 days after such disposition. However, any gains incurred in connection with such an exchange by a Rollover Unit holder would be recognized.

     Each Unit holder's pro rate share of each expense paid by a Trust is deductible by the Unit holder to the same extent as thought the expense had been paid directly by him, subject to the following limitation. It should be noted that as a result of the Tax Reform Act of 1986, certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unit holders may be required to treat some or all of the expenses of the Trusts as miscellaneous itemized deductions subject to this limitation.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We have also examined the laws of the State of Missouri to determine their applicability to the Fund. It is our opinion that under Missouri law, as presently enacted and construed:

          (i) Each Trust is not an association taxable as a corporation for Missouri income tax purposes.

          (ii) The Unit holders of the Trusts will be treated as the owners of a pro rata portion of each Trust and the income of each Trust will therefore be treated as income of the Unit holders for Missouri state income tax purposes.

          (iii) Each Trust will not be subject to the Kansas City, Missouri Earnings and Profits Tax and each Unit holder's share of income of each Trust will not generally be subject to the Kansas City, Missouri Earnings and Profits Tax or the City of St. Louis Earnings Tax (except in the case of certain Unit holders, including corporations, otherwise subject to the St. Louis City Earnings Tax).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No.333-16217) relating to the Units referred to about and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

Very truly yours,

CHAPMAN AND CUTLER
MJK/cjw